EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ELECTS JEFF SMISEK

TO ITS BOARD OF DIRECTORS

HOUSTON, Nov. 30, 2004 - Continental Airlines (NYSE: CAL) today announced the election of Jeff Smisek, executive vice president and president-elect of Continental Airlines, Inc., to its board of directors. Smisek will join the board upon the retirement of Gordon Bethune, current chairman and chief executive officer, filling the vacancy on the board created by Bethune's resignation as a board member, expected to occur Dec. 30, 2004. In addition, Smisek will serve on the board's finance committee.

"Jeff has played an important role in Continental's success over the past ten years," said Gordon Bethune. "As a proven leader at Continental, Jeff will be a valuable addition to our board of directors."

Smisek will become president of Continental when Chairman and CEO Gordon Bethune retires and President and Chief Operating Officer Larry Kellner becomes chairman and CEO.

Smisek joined Continental in early 1995 as senior vice president and general counsel and has assumed increasing responsibilities over his career at Continental. He graduated from Princeton University, A.B. summa cum laude in economics, in 1976, and Harvard Law School, J.D. magna cum laude, in 1982. He also serves on the board of directors of Varco International Inc., where he is chairman of the corporate governance committee.

Continental Airlines is the world's sixth-largest airline with more than 3,000 daily departures throughout the Americas, Europe and Asia. Continental serves 151 domestic and 120 international destinations - more than any other airline in the world - and nearly 400 additional points are served via SkyTeam alliance airlines. With more than 41,000 employees, the airline has hubs serving New York, Houston, Cleveland and Guam, and carries approximately 51 million passengers per year. In 2004, Continental has earned awards and critical acclaim for both its operation and its corporate culture. FORTUNE ranks Continental one of the 100 Best Companies to Work For in America, an honor it has earned for six consecutive years, and also ranks Continental as the top airline in its Most Admired Global Companies in 2004. The carrier won major awards at the 2004 OAG Airline of the Year Awards including "Airline of the Year," "Best Airline Based in North America" and "Best Executive/Business Class." For more company information, visit continental.com.

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